AUTOCALLABLE STRATEGIC ACCELERATED REDEMPTION SECURITIES®	Filed Pursuant to Rule 433 Registration No. 333-268718-01
Autocallable Strategic Accelerated Redemption Securities® Linked to the S&P 500® Index
Issuer
BofA Finance LLC (“BofA Finance”)
Guarantor
Bank of America Corporation (“BAC”)
Principal Amount
$10.00 per unit
Term
Approximately 6 years, if not called
Market Measure
The S&P 500® Index (Bloomberg symbol: "SPX")
Automatic Call
Automatic call if the Observation Level of the Market Measure on any of the Observation Dates is equal to or greater than the Starting Value
Observation Level
The closing level of the Market Measure on any Observation Date
Observation Dates
Approximately one, two, three, four, five and six  years from the pricing date
Call Premium
In the event of an automatic call, the amount payable per unit will be:
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[$10.70 to $10.80] if called on the first Observation Date
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[$11.40 to $11.60] if called on the second Observation Date
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[$12.10 to $12.40] if called on the third Observation Date
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[$12.80 to $13.20] if called on the fourth Observation Date
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[$13.50 to $14.00] if called on the fifth Observation Date
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[$14.20 to $14.80] if called on the final Observation Date; each to be determined on the pricing date.
Payout Profile at Maturity
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If not called, 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of your principal at risk
Threshold Value
100% of the Starting Value
Preliminary Offering Documents
https://www.sec.gov/Archives/edgar/data/70858/000148105724006028/bofa-3pd33435_424b2.htm
Exchange Listing
No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.
Risk Factors
Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:
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If the notes are not automatically called, your investment will result in a loss; there is no guaranteed return of principal.
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Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.
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Your investment return is limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Index or the securities held by the Index.
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The initial estimated value of the notes on the pricing date will be less than their public offering price.
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If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
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You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
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The Index sponsor may adjust such Index in a way that affects its level, and has no obligation to consider your interests.
Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.